UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2007

CALPINE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-12079	77-0212977
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 West San Fernando Street, San Jose, California  95113

717 Texas Avenue, Houston, Texas  77002

(Addresses of principal executive offices and zip codes)

Registrant’s telephone number, including area code: (408) 995-5115

Not applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05 — COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

Rumford and Tiverton Power Plants

The information set forth herein updates the information included in Item 2.05 of the Current Report on Form 8-K (the “Original Form 8-K”) of Calpine Corporation (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) on June 16, 2006, regarding the Company’s application in the U.S. Bankruptcy Court (the “Court”) to reject two power plant facility lease agreements related to the Company’s Rumford and Tiverton power plants.

On June 13, 2007, the Court approved a settlement agreement related to the rejection of the Rumford and Tiverton leases and other associated agreements, including tax indemnity agreements, pursuant to which the Company has agreed to allow prepetition general unsecured claims in an aggregate amount of approximately $190 million in favor of the owner lessor, owner participant and indenture trustee. As reported in the Original Form 8-K, the Company had previously estimated expected allowed claims of $109 million related to the rejection of the Rumford and Tiverton leases. The total increase of $81 million will be recorded as a reorganization item and is expected to be classified as a liability subject to compromise. The Company is not able to determine at this stage of the bankruptcy proceedings what, if any, portion of the allowed claim may eventually require a cash expenditure.

ITEM 2.06 — MATERIAL IMPAIRMENTS

On June 11, 2007, the management of the Company concluded that an impairment charge related to the anticipated sale of Acadia Power Partners, LLC (“APP”) would be required for the quarter ending June 30, 2007, under generally accepted accounting principles in the United States. This conclusion is based on the Company’s assessment that a near-term sale of the Company’s ownership interest in the facility is likely as the Company has entered into an agreement to sell its 50% interest in APP to Acadia Power Holdings, LLC (“APH”), a wholly owned subsidiary of Cleco Corp. (“Cleco”) and the owner of the remaining 50% interest in APP. The sale is subject to a Court approved auction process in which qualified bidders can make competing offers for the Company’s 50% interest in APP, as well as additional conditions including receipt of any regulatory approvals. The Company estimates that based on the APH agreement, the pre-tax, predominately non-cash impairment charge (which will be recorded as a reorganization item) that will be required is approximately $116 million, which includes estimated cash outlays of approximately $2 million for legal and other transaction costs related to the sale. It is possible that the upcoming auction process could result in a transaction more favorable to the Company than the currently proposed transaction with APH, which could result in the Company recording an adjustment or offsetting entry as a reorganization item.

In addition, as previously disclosed in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed with the SEC on May 8, 2007, in connection with the proposed sale of its 50% interest in APP, the Company entered into a settlement agreement with Cleco. The settlement was approved by the U.S. Bankruptcy Court on May 9, 2007. Under the settlement agreement, Cleco will receive an allowed unsecured claim against the Company in the amount of $85 million as a result of the rejection by Calpine Energy Services, L.P., a subsidiary of the Company, of two long-term power purchase agreements for the output of the Acadia Energy Center and the Company’s guarantee of those power purchase agreements. The distribution of the $85 million claim to Cleco will be recorded as a reorganization item and is expected to be classified as a liability subject to compromise. The Company is not able to determine at this stage of the bankruptcy proceedings what, if any, portion of the allowed claim may eventually require a cash expenditure.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALPINE CORPORATION

	By:	/s/ Charles B. Clark, Jr.
Charles B. Clark, Jr.
Senior Vice President and Chief Accounting Officer

Date: June 15, 2007

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